EXHIBIT 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Corgi International Limited
17/F, Oterprise Square
26 Nathan Road
Tsimhatsui
Kowloon
Hong Kong
SAR, China
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated 28 June 2006, 19 December 2006 and 26 February 2007 with respect to the Cards Inc. Limited financial statements for the years ended July 31, 2004, 2005 and 2006 which appear in Corgi International Limited’s Form 6-K filed April 19, 2007. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/Leslie Woolfson & Co

Leslie Woolfson & Co
Chartered Accountants and Registered Auditors
Profex House
25 School Lane
Bushey Herts
WD23 1SS
June 20, 2007